EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 4 Registration Statement of Focus Enhancements, Inc. on Form S-3 of our report (which expresses an unqualified opinion and includes an explanatory paragraph regarding the uncertainty of the Company’s ability to continue as a going concern) dated October 24, 2003 (February 16, 2004, as to Note 2) with respect to the consolidated September 30, 2003 and 2002 financial statements of Visual Circuits, Incorporated appearing in this Registration Statement and to the reference to our Firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

MCGLADREY & PULLEN LLP

Minneapolis, Minnesota

July 21, 2004